AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
SANGUI BIOTECH INTERNATIONAL, INC.

    Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Amended and Restated Articles of Incorporation.  These articles correctly set forth the provisions of the Articles of Incorporation, as amended, and supersede the original Articles of Incorporation and all amendments thereto.

ARTICLE I

NAME OF THE CORPORATION

    The name of the Corporation shall be: Sangui Biotech International, Inc.

ARTICLE II

DURATION OF THE CORPORATION

    The period of this Corporation's duration is perpetual.

ARTICLE III

BUSINESS OF THE CORPORATION

    The nature of the business of this Corporation and the objects and purposes to be transacted, promoted and carried on by it are all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

ARTICLE IV

AUTHORIZED CAPITAL

    The aggregate number of shares of all classes of Capital Stock which the corporation shall have the authority to issue is 260,000,000 shares, which shall be divided into two classes as follows:

        (1)            250,000,000 shares, no par value per share, all of which shares shall be of one class andshall be designated as Common Stock; and,

        (2)           10,000,000 shares of Preferred Stock, no par value per share.

    The shares may be issued for money, property or services rendered and the directors may issue said shares for such consideration as in their sole discretion they shall deem reasonable and all shares so issued shall be deemed fully paid and non-assessable.

    The Preferred Stock shall be classified, divided and issued in series.  Each series of Preferred Stock may be issued as determined from time to time by the directors and stated in the resolution or resolutions providing for the issuance of such stock adopted by the directors.  Each series is to be appropriately designated prior to the issue of any shares thereof by some distinguishable letter, number, or title.  The Board of Directors is hereby vested with authority to divide the class of shares of Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by these Amended and Restated Articles of Incorporation and the Colorado Business Corporation Act in respect of the following:

        (A)           The number of shares to constitute such series, and the distinctive designations thereof;

        (B)           The rate and preference of dividends, if any, the time of payment of dividends, whetherdividends are cumulative and the date from which any dividends shall accrue;

        (C)           Whether shares may be redeemed and, if so, the redemption price and the terms andconditions of redemption;

        (D)           The amount payable upon shares in event of involuntary liquidation;

        (E)           The amount payable upon shares in event of voluntary liquidation;

        (F)           Sinking fund or other provisions, if any, for the redemption or purchase of shares;

        (G)           The terms and conditions upon which shares may be converted, if the shares of any seriesare issued with the privilege of conversion;

        (H)           Voting powers, if any; and,

        (I)           Any other relative rights and preferences of shares of such series, including, withoutlimitation, any restriction on an increase in the number of shares of any series theretoforeauthorized and any limitation or restriction of rights or powers to which shares of any future series shall be subject.

    If specified in the resolution of directors establishing the rights of a series of Preferred Stock, the holders of such series of Preferred Stock which may, without limiting the generality of the foregoing, be given the right, voting as a series by itself or with other series or all other series of Preferred Stock, to elect one or more directors of the corporation if there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under other circumstances and on such conditions as the directors may determine.

    The directors may from time to time increase the number of shares of any series of Preferred Stock already created by providing that any unissued shares of Preferred Stock shall constitute part of such series or may decrease (but not below the number of shares thereof then outstanding) the number of shares of any series of Preferred Stock created providing that any unissued shares previously assigned to such series shall no longer constitute a part thereof.  The Board is hereby empowered to classify or reclassify any unissued Preferred Stock by fixing or altering the terms thereof in respect to the above mentioned particulars and by assigning the same to an existing or newly created series from time to time before the issuance of such stock.

ARTICLE V

CUMULATIVE VOTING

    Cumulative voting for the election of directors shall not be permitted.

ARTICLE VI

PREEMPTIVE RIGHTS

    No holder of any stock of the Corporation shall be entitled, as a matter of right, to purchase, subscribe  for or otherwise  acquire any new or additional shares of stock of the  Corporation of any class, or any options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares, or any shares, bonds, notes, debentures or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such new or additional shares.

 ARTICLE VII

GOVERNING BOARD

    The governing board of this Corporation shall be known as directors, and the number of the directors may from time to time be increased or decreased in such manner as shall be permitted by the bylaws of this Corporation.

ARTICLE VIII

MAJORITY VOTING

    When, with respect to any action to be taken by shareholders of this Corporation, the Colorado Business Corporation Act requires the vote or concurrence of the holders of a two-thirds of the outstanding shares of the shares entitled to vote thereon, or of any class or series, such action may be taken, notwithstanding the Colorado Business Corporation Act, by the vote or concurrence of the majority of such shares or class or series thereof.

ARTICLE IX

INDEMNIFICATION OF DIRECTORS
OFFICERS, EMPLOYEES, FIDUCIARIES AND AGENTS

    To the fullest extent provided by applicable state law, including,  but not limited to, the Colorado Business  Corporation Act, each director, officer, employee, fiduciary or agent of the Corporation  (and his heirs, executors and administrators) shall be indemnified by the Corporation against expenses reasonably incurred by or imposed upon him in connection with or arising out of any action, suit or proceeding in which he may be involved or to which he may be made a party by reason of his being or having been a director, officer, employee, fiduciary or agent of the Corporation, or at its request of any other corporation of which it is a shareholder  or creditor and from which he is not entitled  to be  indemnified  (whether or not he continues  to be a director, officer, employee, fiduciary or agent at the time of imposing or incurring such expenses).  The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled under applicable state law.

ARTICLE X

LIMITATIONS OF LIABILITY

    A director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a director; except that this provision shall not eliminate or limit the liability of a director to the Corporation or its Shareholders for monetary damages otherwise existing for (i) any breach of the director's duty of loyalty to the Corporation or its Shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act; or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit.  If the Colorado Business Corporation Act is hereafter amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the preceding sentence, the liability of each director shall be eliminated or limited to the fullest extent permitted by the Colorado Business Corporation Act as so amended.  Any repeal or modification of this Article X by the Shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation under this Article X, as in effect immediately prior to the repeal or modification, with respect to any liability that would have accrued, but for this Article X, prior to the repeal or modification.

    I hereby certify that these Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation of the Corporation; they have been duly adopted as required by law on December 17, 2008, as prescribed by the Colorado Business Corporation Act; and they supersede the original Articles of Incorporation of the Corporation as originally filed and all amendments thereto.

/s/ Thomas Striepe	/s/ Joachim Fleing
Thomas Striepe	Joachim Fleing
President	Secretary